Exhibit 10.2

Amendment To
The BorgWarner Inc.
2005 Executive Incentive Plan
(as amended and restated effective January 1, 2009)
Effective as of the date this amendment is adopted by the Compensation Committee of the BorgWarner Inc. Board of Directors, the BorgWarner Inc. 2005 Executive Incentive Plan (as amended and restated effective January 1, 2009) is hereby amended as follows:
1. Section 5.5(b) is amended to read as follows:
(b) As soon as possible after the determination of the Award Pool for a Plan Year, the Committee shall calculate each Participant's allocated portion of the incentive pool based upon the percentage established at the beginning of the Plan Year. Each Participant's incentive award then shall be determined by the Committee based on the Participant's allocated portion of the incentive pool subject to Section 5.3 and any downward adjustment, such downward adjustment to be in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant's allocated portion. The Committee shall retain the discretion to adjust such Awards downward.
In the Committee's discretion, the Committee may determine and certify the Award Pool based on Operating Income calculated as if any date in the six months before the end of the Plan Year was the last day of the Plan Year. Based on this interim determination and certification of the Award Pool, the Committee shall calculate a Participant's allocated portion of the interim incentive pool based upon the percentage established at the beginning of the Plan Year. The Participant's interim incentive award then shall be determined by the Committee based on the Participant's allocated portion of the incentive pool subject to Section 5.3, prorated for the portion of the Plan Year completed as of the interim determination date and further reduced to reasonably reflect the time value of money as required by Code Section 162(m) and any downward adjustment, with the downward adjustment to be in the sole discretion of the Committee. In no event may the portion of the interim incentive pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant's allocated portion. The Committee shall then cause to be paid to the Participant in cash the Participant's interim incentive award as determined under this second paragraph of Section 5.5(b) as soon as administratively practicable after the Committee's determination, but in no event later than March 15 of the year following the year in which the Committee determines the interim Award Pool. Payment of an interim Award is conditioned on the Participant's repayment

Exhibit 10.2

to the Company of any amount by which the Participant's interim Award (after pro-ration and discretionary downward adjustment but before reduction to reflect the time value of money) exceeds the Participant's Award determined to have been earned as of the end of the Plan Year.
At the end of the Plan Year, the Committee shall determine the Participant's Award as provided under the first paragraph of this Section 5.5(b). The Participant's interim Award paid as of the interim determination, after pro-ration and discretionary downward adjustment but before reduction to reflect the time value of money, will be deducted from the Participant's Award determined for the entire Plan Year. If the Participant's Award for the entire Plan Year exceeds the Participant's interim Award, the excess will be paid as provided in Section 5.5(c). If the Participant's Award for the entire Plan Year is less than the Participant's interim Award, the Participant is required to repay the excess to the Company.